Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of 10 August 2020 (the “Effective Date”) is entered into by Cleveland BioLabs, Inc., a Delaware corporation with its principal place of business at 73 High Street, Buffalo, NY 14203, U.S.A. (“CBLI” or, the “Company”), and Sound Clinical Solutions, SP, a sole proprietorship with an address at 3057 Perkins Lane W, Seattle, WA 98199 (“Consultant”).

WHEREAS, the Company desires to continue to retain the services of Consultant under this Agreement and Consultant desires to perform certain services for the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.     Engagement. Company hereby agrees to retain Consultant and Consultant hereby agrees to work for Company as an independent contractor, and not as an employee, upon the terms and conditions set forth below.

2.     Services. Consultant agrees to those services set forth in Exhibit A (“Project Statement”) as it may be revised by the parties hereto from time-to-time. Consultant shall not be entitled to engage in any activities that are not expressly set forth by this Agreement, unless requested in writing by the Company. Consultant agrees not to commence any project or incur any consulting hours until Consultant receives written approval of the project and hours to be incurred. Consultant agrees that he will from time-to-time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as reasonably requested by the Company, prepare written reports with respect thereto (the “Reports”). It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Consultant. Reports prepared by Consultant shall be the sole property of the Company. Reports shall be delivered via email to the Manager identified in the Project Statement.

3.     Independent Contractor Status / No Partnership. This Agreement does not constitute the hiring by either party. Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing in this Agreement shall be construed as creating a partnership, joint venture or any other relationship between the parties hereto except that of an independent contractor. Anything contained herein to the contrary notwithstanding, however, in performing his duties hereunder, Consultant shall act in the best interests of the Company in a fiduciary capacity and shall fully and faithfully discharge his duties hereunder, shall not engage in any self-dealing with respect to the Project Statements and shall not engage in any dealings having the appearance of impropriety. It is the parties intention that Consultant shall have an independent contractor status and shall not be an employee for any purposes, including, but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, the State Revenue and Taxation Code relating to income tax withholding at the source of income, the Workers’ Compensation Insurance Code, 401(k) and other benefit payments and third party liability claims. Consultant shall retain sole and absolute discretion in the manner and means of carrying out its activities and responsibilities under this Agreement.

4.     Term. The independent contractor relationship between Company and Consultant is effective as of the Effective Date and shall last six (6) months (the “Consultation Period”) and shall thereafter be renewable upon the mutual agreement of Company and Consultant unless earlier terminated in accordance with the provisions of Section 6.

5.     Compensation. Consultant will be paid at the rate set forth in the applicable Project Statement for services described in such Project Statement. Consultant is not entitled to any employee benefits, coverages or privileges, such as life, accident or health insurance, vacation and sick leave with pay, paid holidays, or severance pay upon termination of this Agreement for any reason.

Consultant agrees to submit a monthly invoice in arrears, which shall include: (i) a detailed description of the work completed (including time in quarter hour increments spent on specific tasks) and (ii) a corresponding CBLI Purchase Order number if one is provided and submit to the Company at the following address:

Cleveland BioLabs, Inc.

Invoices@cbiolabs.com

Attn: Accounts Payable

73 High Street

Buffalo, NY 14203

Company agrees to pay all invoices received hereunder within 30 days of the day on which the Company received any such invoice.

6.     Expenses. Consultant is responsible for all expenses associated with providing services set forth in Project Statement.

7.     Termination.

a.     Termination of a Project Statement / Agreement. The Company reserves the right to terminate consulting services covered by a specific Project Statement at any time, upon five (5) days prior written notice without cause or liability, except for obligations or liabilities for service ordered and performed by Consultant prior to the effective date of termination. The Company reserves the right to terminate this agreement at any time for any or no reason, upon fourteen (14) days prior written notice. The Consult reserves the right to terminate consulting services covered by a specific Project Statement at any time, upon five (5) days prior written notice without cause or liability. The Consult reserves the right to terminate this agreement at any time for any or no reason, upon fourteen (14) days prior written notice.

b.     Payment Following Termination. Following termination, the Company shall pay all fees owing for services rendered prior to the termination date, as such fees become payable.

8.     Cooperation. Consultant shall use commercially reasonable efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to facilitate Consultant’s performance of his obligations hereunder. Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property, to the extent Consultant is apprised of the same.

9.     Limitation of Liability. In no event shall the Company be liable for any indirect, special, incidental or consequential damages, however characterized, to the fullest extent the law permits such disclaimer and even if the Company has been advised of the possibility of such damages. In no event shall the Company’s cumulative aggregate liability, in contract and at law and irrespective of fault or negligence exceed the fee paid by CBLI pursuant to this Agreement.

10.    Consultant Warranties. Consultant represents and warrants that:

a.     Consultant has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder;

b.     Neither the execution and delivery of this agreement, not the performance by Consultant of the obligations contemplated hereby will conflict with or result in a breach of any agreement to which Consultant is a party;

c.     Consultant has the proper skill and training to perform the services described in the Project Statement(s) in a competent and professional manner and that all work will be performed in accordance with the Project Statement;

d.     Each and every deliverable shall conform to specifications for same as set forth in the Project Statement and there are no defects or any limitations in the deliverables that would render them unsuitable for use;

e.     All work, or any part thereof, delivered to the Company under a Project Statement, does not, and will not, upon delivery to the Company, to the best of Consultant’s knowledge, infringe any patent right, copyright, trade secret right or other intellectual property right of any third party;

f.     Consultant is engaged in an independently established trade, occupation, profession or business; and

g.     Consultant has never been, is not currently, and, during the term of this Agreement, will not become an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual.

Consultant further warrants and represents that Consultant has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against, Consultant, and Consultant will immediately notify the Company if Consultant becomes aware of any such circumstances during the term of this Agreement.

h.     Consultant has not, and agrees that it shall not, in connection with the transactions contemplated by this Agreement, or in connection with any other business transactions involving Company, make any payment or transfer anything of value, directly or indirectly, to any governmental official or employee (including employees of a government corporation or public international organization) or to any political party or candidate for public office, or to any other person or entity for the purposes of obtaining or retaining business or an advantage in the conduct of business, or securing any improper advantage related to any business interest of Company or other interest contemplated by this Agreement or that otherwise would violate, or cause a violation of, the laws of the country in which made or the laws of the United States, including without limitation the U.S. Foreign Corrupt Practices Act (“FCPA”);

i.     It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, or participation or acquiescence in, extortion, kickbacks, or any unlawful or improper means of obtaining business and represent, warrant and covenant that they shall not engage in such payments or transfers; and

j.     Consultant represents and warrants that it is familiar with the provisions of the U.S. Foreign Corrupt Practices Act, and agrees that:

i.    None of its employees, officers, directors, principals, agents, or owners is a government official or affiliated with any government official (including employees of a government corporation or public international organization) or to any political party or candidate for public office;

ii.   Consultant shall disclose to Company any future affiliation, direct or indirect (through another person or party), between the Consultant and a foreign government official;

iii.  Consultant shall maintain adequate records showing both the purpose and receipt of payments or expenses in relation to this Agreement or furthering the business of Company and shall allow Company to inspect such records upon reasonable notice;

iv.   Consultant shall provide certifications of compliance with these provisions as and when requested by Company;

v.   notwithstanding any other provisions to the contrary, Company may withhold payments under this Agreement and/or suspend or terminate this Agreement forthwith upon learning information giving it a factual basis to conclude that Consultant has violated, or caused Company to violate, the FCPA, in the sole discretion of Company; and

vi.   the terms of this Agreement may be disclosed to the United States and/or applicable foreign government, and any other relevant government agencies, if deemed appropriate by Company.

11.     Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

12.     Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.     Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior agreements, including specifically the Original Agreement, and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.     Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

15.     Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles.

16.     Successors and Assigns. This Agreement shall not be assigned by Consultant without the prior written consent of the Company, provided, however, that the fees and other sums accruing to, and the related rights and benefits of Consultant shall be freely assignable and shall inure to the benefit of Consultant’s successors and assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

17.     Miscellaneous.

a.     No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.     The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

c.     In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d.     This Agreement may be executed in multiple counterparts, each of which may be executed and delivered via facsimile or other electronic delivery, each of which shall be deemed an original and all of which, taken together shall constitute one and the same instrument.

e.     The Company agrees to defend, indemnify and hold harmless Consultant against all claims, demands and actions concerning, or in any way relating to, the Company’s performance, or to an alleged breach of any contracts with customers procured by Consultant, or Consultant’s activities on behalf of the Company except in the event of Consultant’s breach of this Agreement, negligence or willful misconduct.

f.     Consultant shall not use the name, logo, likeness, trademarks, image or other intellectual property of the Company for any advertising, marketing, endorsement or any other purposes without the specific prior written consent of any authorized representative of the Company as to each such use.

g.     The Company and Consultant agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach thereof, shall be finally settled by binding arbitration in Buffalo, New York under the then current rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator, shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of the arbitration, including administration and arbitrator’s fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorney’s fees and expert witness fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

Cleveland BioLabs, Inc.	SOUND CLINICAL SOLUTIONS, SP
/s/Christopher Zosh	/s/Langdon L. Miller, MD
Name: Christopher Zosh	Name: Langdon L. Miller, MD
Title: Vice President of Finance	Title: Principal/Consultant

EXHIBIT A

PROJECT STATEMENTS

All Project Statements, as they may be executed from time-to-time, shall be attached hereto and made a part of this Exhibit A.

PROJECT STATEMENT 1

1.	Description of Services:

1.1.

Dr. Miller will focus his efforts primarily on clinical development responsibilities associated with entolimod acute radiation syndrome project and activities in performance of duties and responsibilities associated with continuation as Chief Medical Officer of the Company.

1.2.	Assist with the completion of any DoD reports required as part of the Company’s grant or contract.

1.3.	Such other services as may be mutually agreed to by the parties.

2.	Primary Consultant: Langdon L. Miller, M.D.

3.	Company Manager: Christopher Zosh

4.	Compensation: $350/hour

5.	Project Term: This Project Statement No. 1 shall commence on 10 August 2020 and shall last until 9 February 2021, unless earlier terminated pursuant to Section 6 of the Consulting Agreement.

6.

Cooperation: Consultant acknowledges that all or part of the services provided by Consultant under the Project Statements may be performed as part of the Company’s performance of services under one or more U.S. or foreign government contracts/grants to which the Company is a party. Consultant agrees that upon the reasonable request of the Company, Consultant shall provide additional invoice detail or other documentation as may be needed by the Company in connection with the Company’s performance under such contracts/grants.

7.

Counterparts: This Project Statement No. 1 may be executed in counterparts with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Project Statement 1 as of 10 August 2020.

Cleveland BioLabs, Inc.	SOUND CLINICAL SOLUTIONS, SP
/s/Christopher Zosh	/S/LANGDON L. MILLER, MD
Name: Christopher Zosh	Name: Langdon L. Miller, MD
Title: Vice President of Finance	Title: Principal/Consultant

EXHIBIT B

TRAVEL

Consultant may be reimbursed for expenses incurred for travel not expressly set forth in Project Statement. Expenses must be pre-approved and Consultant must provide an adequate accounting of the expenses in the Company-approved format and shall be submitted to the Company within ninety days of the Consultant incurring such expenses.

EXHIBIT C

INVENTIONS AND PROPRIETARY INFORMATION

1.	Inventions.

a.     All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable or copyrightable or able to be protected by trademark) that are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others and whether during normal business hours or otherwise in the course of performing the services hereunder or resulting or directly derived from Proprietary Information (as defined below) (collectively, “Inventions”), shall be the sole property of the Company. Inventions shall also include, whether or not derived from Proprietary Information, mailing lists, databases, articles and other works prepared or assembled on behalf of the Company or for use in the Company’s business. Consultant hereby irrevocably assigns to the Company all right, title and interest in and to such Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government, court or authority. Upon the request of the Company and at the Company’s expense, Consultant shall execute and acknowledge such further assignments, documents and other instruments and to perform such acts as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

b.     Consultant shall promptly disclose to the Company all Inventions conceived in the course of performing the Services and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention conceived in the course of performing the Services. Such written records shall be available to and remain the sole property of the Company at all times.

c.     Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Item”), the Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with the Invention.

d.     Consultant agrees that if the Company is unable because of Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Consultant Invention or the Company Invention assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorney-in-fact, to act for and on Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Consultant.

2.	Proprietary Information.

a.     Consultant’s obligations of confidentiality and non-disclosure of proprietary information provided by the Company to Consultant shall be governed by that certain Confidentiality Agreement by and between the Company and Consultant dated as of even date herewith (the “Confidentiality Agreement”) a copy of which is attached hereto as Exhibit D. The terms and conditions of the Confidentiality Agreement are hereby incorporated into this Agreement by reference. Without limiting the foregoing, Consultant will not, during or subsequent to the term of this Agreement, use Confidential Information (as defined in the Confidentiality Agreement) for any purpose whatsoever other than the performance of the Services on behalf of the Company, or disclose Confidential Information to any third party. Consultant agrees that Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information.

b.     Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to the Company any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence and that Consultant will not bring onto the premises of the Company or save electronically onto any Company provided/owned computer any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney’s fees and costs of suit, arising out of or in connection with any violation or claimed violation by the Company of such third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

c.     Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with the third party.

d.     Upon termination of this Agreement or at any other time upon request by the Company, Consultant shall promptly deliver to the Company all records, files, a computer-readable version of all mailing lists and databases, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

e.     Consultant represents that Consultant’s retention by the Company and Consultant’s performance under this Agreement does not, and shall not, breach any agreement that obligates Consultant to keep in confidence any trade secrets or confidential or proprietary information of Consultant or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

3.     Remedies

a.     Consultant acknowledges that any breach of the provisions of this EXHIBIT C shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

EXHBIT D

CONFIDENTIALITY AGREEMENT